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August 26, 1998


For More Information:    Steven Goldstein     William C. Fitzgerald
                         (252) 454-8356       (910) 276-2703
                         Centura Banks, Inc.  Scotland Bancorp, Inc.

CENTURA TO ACQUIRE SCOTLAND SAVINGS BANK

         ROCKY MOUNT, N.C. -- Centura Banks, Inc. (NYSE: CBC) today announced it has agreed to acquire Scotland Savings Bank (AMEX: SSB) based in Laurinburg, North Carolina, in a cash transaction valued at approximately $23 million. The acquisition is contingent upon receipt of approvals from regulatory authorities and Scotland Bancorp's stockholders. Scotland Bancorp will schedule a special meeting of its shareholders after all regulatory approvals are received. The Agreement and Plan of Reorganization and Merger executed by the parties today provides for the exchange of each share of Scotland Bancorp's common stock for $11.75 in cash. With assets of $61 million, Scotland Savings Bank has an office in Laurinburg and one in Pinehurst.

         "We look forward to expanding our market presence in the Sandhills region," said Cecil W. Sewell, Centura's chairman and chief executive officer. "This transaction represents Centura's continuing commitment to Eastern North Carolina."

     "The acquisition increases our presence in two excellent markets," said H. Kel Landis III, president of Centura Bank, "We look forward to providing top quality service to new customers in Laurinburg and Pinehurst."

     "We are very pleased to have reached this agreement with Centura," said William C. Fitzgerald, III, president and CEO of Scotland Savings Bank. "Our shareholders will receive fair value for their shares and Centura will continue our tradition of outstanding customer service and community support, while providing customers a broad choice of financial services and delivery channel options as one of North Carolina's strongest financial institutions."

          With assets of $7.7 billion, Centura provides a complete line of banking, investment, leasing, insurance, and trust services to individuals and businesses throughout North Carolina, South Carolina and the Hampton Roads region of Virginia. Services are provided through 212 financial service offices; more than 300 ATMs at financial centers, North Carolina Wal-Mart stores and Sam's outlets; Centura Highway, Centura's 24-hour telephone banking center; Centura's Internet site; and through Quicken, Quickbooks, Microsoft Money, and BankNow, the leading online money management software packages. Additional information about Centura is available on its website at www.centura.com.